Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-172630

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

(949) 399-4500

Prospectus Supplement No. 1

(to Final Prospectus dated April 6, 2011)

This Prospectus Supplement No. 1 supplements and amends the final prospectus dated April 6, 2011 (the “Final Prospectus”) relating to the sale from time to time of up to 2,672,040 shares of our common stock by certain selling shareholders.

On April 28, 2011, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our issuance of 163,881 shares of our common stock to our senior lender in payment of $500,000 of principal due under a demand promissory note.

This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the NASDAQ Global Market and trade under the ticker symbol “QTWW.” On April 27, 2011, the last reported sale price of our common stock was $2.82 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors”

beginning on page 9 of the Final Prospectus dated April 6, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is April 28, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): 04/22/2011

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road, Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 399-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities

On April 19, 2011, the Company’s senior lender demanded payment of $500,000 of principal due under the promissory note referred to in the Company’s financial statements and notes to financial statements as “Term Note B”. The Company exercised its contractual right to satisfy the payment demand in shares of its common stock and will deliver 163,881 shares in payment of such demand on April 29, 2011.

The issuance of the shares described above triggered the full ratchet anti-dilution price reset provision contained in the warrants issued by the Company on October 27, 2006 (“October 2006 Warrants”). The exercise price for the October 2006 Warrants was reset from $4.1936 to $3.0510 and the number of shares subject to the October 2006 Warrants was increased from 929,496 to 1,277,593.

The shares issued by the Company to its senior lender were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933. The transactions did not involve a public offering, were made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: April 28, 2011	By:	/s/ W. Brian Olson
W. Brian Olson Chief Financial Officer